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                                                                    EXHIBIT 99.4



                          CERTIFICATE OF DESIGNATIONS
                                       OF
                          NATIONAL ENERGY GROUP, INC.
                                       OF
                     CONVERTIBLE PREFERRED STOCK, SERIES D


         Pursuant to the provisions of the General Corporation Law of Delaware, the undersigned, Miles D. Bender and Randall A. Carter, being respectively President and Secretary of National Energy Group, Inc., a Delaware corporation (the "Company"), hereby certify that:

         1.      The name of the Company is National Energy Group, Inc.

         2. The following resolutions establishing and designating the Convertible Preferred Stock, Series D, of the Company, were duly adopted by the Board of Directors at a meeting of the Board of Directors on __________, 199__.

         RESOLVED, that pursuant to authority expressly granted to the Board of Directors by the provisions of the Certificate of Incorporation of the Company, as amended, the Board of Directors hereby creates a class of Convertible Preferred Stock, Series D, having a par value of $1.00 per share, and hereby fixes the designations, powers, conversion privileges, preferences and other special rights, qualifications, limitations and restrictions applicable to such Preferred Stock as follows:

                 (i) Serial Designation. The distinctive serial designation of this series shall be Convertible Preferred Stock, Series D (hereinafter called "Series D"). Shares of Series D shall have a stated value of $100.00 per share.

                 (ii) Authorized Shares. The number of authorized shares in Series D shall be 100,000. Shares of Series D purchased by the Company or converted into Common Stock shall be canceled and shall revert to authorized but unissued Preferred Stock undesignated as to Series, and such shares shall not be deemed to be outstanding for purposes hereof.

                 (iii) Dividends. Holders of the Series D shall not be entitled to receive dividends except in the event the Company shall declare a distribution, whether in cash, in kind or otherwise, with respect to the Common Stock, $.01 par value, of the Company (the "Common Stock"), and then, in each such case, the holders of the Series D shall be entitled to a proportionate share of any such distribution as though the holders of the Series D were the holders of the number of shares of Common Stock of the Company into which their shares of Series D are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.
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                 (iv)     Ranking.

                          (a)     Ranking as to Dividends.  The Series D, with
respect to dividends, ranks (1) junior to the 10% Cumulative Convertible Preferred Stock, Series B (the "Series B"), the 10 1/2% Cumulative Convertible Preferred Stock, Series C (the "Series C") and any series of Preferred Stock of the Company, the terms of which specifically provide that such series ranks senior to the Series D (the "Senior Stock"); (2) pari passu with the Convertible Preferred Stock, Series E (the "Series E") and with any other series of Preferred Stock of the Company, the terms of which specifically provide that such series ranks pari passu with the Series D (the "Parity Stock"); (3) senior to any series of Preferred Stock of the Company, the terms of which specifically provide that such series ranks junior and subordinate to the Series D or the terms of which do not specify its rank with respect to the Series D; and (4) participates as if the Series D had been fully converted into Common Stock, pari passu with the Common Stock, the Series E and with any other series or class of capital stock of the Company that provides such series ranks pari passu with the Common Stock with respect to dividends.

                          (b)     Ranking Upon Liquidation, Dissolution, or
Winding Up. The Series D, upon liquidation, dissolution, or winding up of the Company, ranks (1) junior to the Series B, Series C and to any other series of Preferred Stock of the Company, the terms of which specifically provide that such series is Senior Stock upon liquidation, dissolution or winding up of the Company; (2) pari passu with the Series E and any other series of Preferred Stock of the Company, the terms of which specifically provide that such series is Parity Stock with the Series D upon liquidation, dissolution or winding up of the Company; (3) senior to any series of Preferred Stock of the Company, the terms of which specifically provide that such series ranks junior and subordinate to the Series D or the terms of which do not specify its rank with respect to the Series D; and (4) senior to the Common Stock.

                 (v) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series D are entitled to receive out of the assets of the Company available for distribution to shareholders the liquidation preference of $100.00 per share, plus an amount equal to any accrued and unpaid dividends, and no more, before any payment or distribution is made to the holders of Common Stock, or any series or class of the Company's stock hereafter issued that ranks junior as to liquidation rights to the Series D. The holders of Series D, the Series E and any Parity Stock hereafter issued that ranks on a parity as to liquidation rights with the Series D, will be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the Series D, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale, lease, or exchange or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company so long as such sale, lease, exchange or transfer is not in connection with a plan of liquidation or in contemplation of a plan of liquidation, it being





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assumed that any such sale, lease, exchange or transfer that occurs within 90 days of the adoption of a plan of liquidation is in contemplation of a plan of liquidation.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company which will involve the distribution of assets other than cash, the Company shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company. The Company shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series D of the appraiser's valuation.

             (vi) Redemption Rights. Neither the Company nor the holders of the Series D shall have any right to require the redemption of the Series D.

            (vii) Conversion Rights. The holders of shares of Series D shall have the rights, at their option, to convert such shares into Common Stock of the Company at any time as provided below, subject to the following terms and conditions:

                          (a)     The shares of Series D shall be convertible
at the principal office of the Company, and at such other office or offices, if any, as the Board of Directors may designate in writing in accordance with the notice provisions of subparagraph 2(xii) hereof, into fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Company, at the conversion price of $2.25 per share of Common Stock subject to adjustment as described below (the "Conversion Price"), with each share of Series D being taken at $100.00 for the purposes of such conversion.

                          (b)     In order to convert shares of Series D into
Common Stock the holder thereof shall surrender at the office hereinabove mentioned the certificate or certificates therefor, duly endorsed or assigned to the Company or in blank, accompanied by written notice to the Company at said office that it elects to convert such shares.

                 Conversion shall be deemed to have been effected on the date when such delivery is made (herein called the "Conversion Date"), and the person entitled to receive the shares of Common Stock issuable upon such conversions shall be treated for all purposes as the record holder of such Common Stock on the applicable Conversion Date. As promptly as practicable on or after the applicable Conversion Date, the Company shall issue and shall deliver at said office (or by mail if so requested by the person converting), a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with a check for cash in lieu of any fraction of a share, as hereinafter provided, to the person entitled to receive the same. Upon conversion of only a portion of the number of shares of Series D represented by a certificate surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, a new certificate covering the number of shares of Common Stock representing the unconverted portion of the certificate so surrendered.





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                          (c)     No fractional shares of Common Stock shall be
issued upon conversion of shares of Series D, but, instead of any fraction which would otherwise be issuable in respect of the aggregate number of shares of Series D surrendered for conversion at one time by the same holder, the Company shall pay a cash adjustment in an amount equal to the same fraction of the Closing Price (as hereinafter defined) on the applicable Conversion Date, or, if such date is not a Trading Day (as hereinafter defined), on the next Trading Day.

                          (d)     The holder of the shares of Series D shall
pay any and all issue and similar (e.g., documentary stamp) taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series D pursuant hereto.

                          (e)     The number of shares of Common Stock into
which the Series D may be converted and the Conversion Price from time to time in effect shall be adjusted from time to time as follows:

                                  (A)      In case the Company shall (i)
subdivide its shares of outstanding Common Stock into a larger number of shares of Common Stock, or (ii) combine shares of its outstanding Common Stock into a smaller number of shares of Common Stock; then the holder of any shares of Series D after the close of business on the effective date of such subdivision or combination, as the case may be (the close of business time being hereinafter in this clause (A) referred to as "such record date"), shall be entitled to receive, upon actual conversion of the shares of Series D, the aggregate number and kind of shares of capital stock of the Company which, if such shares of Series D had been converted immediately prior to such record date at the Conversion Price then in effect, it would have been entitled to receive by virtue of such subdivision or combination and the Conversion Price shall be deemed to have been adjusted after such record date to apply to such aggregate number and kind of shares. Such adjustment shall be made whenever any of the events listed above shall occur.

                                  (B)      No notification to the holders of
any adjustment in the conversion price otherwise required by this subparagraph
(vii) to be made must be made, if such adjustment (plus any other adjustments not heretofore made) would not require any increase or decrease of 5% or more in the Conversion Price; provided, however, that upon presentment of shares of Series D for conversion, all adjustments shall be made in calculating the conversion rights of such holder. Whenever the Conversion Price is adjusted by 5% or more since the time of the last notice to holders of an adjustment, if any, as herein provided, the Company shall promptly mail to each registered holder of shares of Series D a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                                  (C)      In the event that at any time, as a
result of an adjustment, the holder of any shares of Series D thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon conversion of such shares of Series D shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in clauses





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(A) and (B), above, and the other provisions of this subparagraph (e) with respect to the shares of Common Stock shall apply on like terms to any such other shares.

                                  (D)      In case of any reclassification of
the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), any consolidation of the Company with, or merger of the Company into, any other person, any merger of any person into the Company (other than a merger that does not result in any reclassification of, or change in the outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Company (other than a sale-lease back, collateral assignment, mortgage or other similar financing transaction), or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other properties, then the holder of each share of Series D then outstanding shall have the right thereafter, during the period such share of Series D shall be convertible, to convert such share into the kind and amount of securities, cash or other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series D might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange.

                                  (E)      In case the Company, at any time
while any shares of Series D are outstanding, shall issue shares of Common Stock, warrants or rights to acquire Common Stock or securities convertible into Common Stock (excluding (i) those issued as a dividend or distribution with respect to the Common Stock or the Series E as to which the Series D participates pursuant to subparagraph (iii) above, (ii) those issued as a dividend or distribution with respect to the Series B or Series C so long as the securities are additional shares of Series B or Series C, and (iii) and options or shares of Common Stock or other common stock issued to officers, employees or directors so long as the number issued to officers, employees and directors in any one year does not exceed five percent of the number of shares of Common Stock outstanding on January 1st of such year) at a price per Common Stock share purchased, purchasable, or issuable upon conversion that is less than the Conversion Price, then the Conversion Price at which each share of Series D shall thereafter be convertible shall be reduced by multiplying the Conversion Price in effect on the date of issuance of such shares, warrants, rights or convertible securities by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such shares, warrants, rights or convertible securities plus the number of additional shares of Common Stock, issued, offered for subscription or purchase or issuable upon conversion, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such shares, warrants, rights or convertible securities plus the number of shares of Common Stock that the aggregate offering price of the total number of shares so offered, issued, or issuable, or, with respect to convertible securities, the aggregate consideration received by the Company for the convertible securities, would purchase at the prior Conversion Price. Such adjustment shall be made whenever shares, warrants, rights or convertible securities are issued, and shall become effective immediately after such issuance date. However, upon the expiration of any warrant, right or conversion right to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price of the shares of Series D pursuant to this clause (E), if any such warrant, right or





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convertible rights shall expire and shall not have been exercised, the
Conversion Price per share of Common Stock at which each share of Series D shall thereafter be convertible shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section (vii)(e) after the issuance of such warrants, rights or convertible securities) had the adjustment of the Conversion Price made upon the issuance of such warrants, rights or convertible securities been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of the warrants or rights actually exercised or the conversion of the convertible securities actually converted. For purposes of this subsection (e), the term Common Stock shall include (i) any common equity security into which the Common Stock is reclassified or for which it is exchanged, or (ii) any common equity security of the Company that has equal or superior voting rights with the Common Stock.

                                  (F)      In case:

                 1.       the Company shall declare a redemption of its Common
                 Stock; or

                 2. the Company shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                 3. the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Company is party or any sale or transfer of all or substantially all of the assets of the Company, or

                 4. of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall, at least 10 days prior to the applicable record date hereinafter specified, contact by telephone and cause to be mailed to the holders of record of the shares of Series D at their last addresses as they shall appear upon the stock books of the Company, a notice stating (x) the date on which a record is to be taken for the purpose of such redemption, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

                                  (G)      In case at any time conditions shall
arise by reason of action taken by the Company, which, in the opinion of the Board of Directors of the Company, are not





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adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of shares of Series D, or in case at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Board of Directors of the Company shall appoint a firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company), who shall give their opinion as to the adjustment, if any (not inconsistent with the standards established in this section (vii)), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Series D may thereafter be convertible) which is or would be required to preserve without dilution the rights of the holders of shares of Series D. The Board of Directors of the Company may, in its judgment, make the adjustment recommended upon the receipt of such opinion; provided, however, that no adjustment pursuant to this subsection (G) of the Conversion Price shall be made which in the opinion of the accountant or firm of accountants giving the aforesaid opinion would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

                          (f)     The Company shall at all times after
__________, 1996, reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon conversion of the shares of Series D, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series D then outstanding. The Company covenants and agrees that all shares which may be issued upon the exercise of the rights represented by the Series D will, upon issuance, be legally and validly issued, fully paid and nonassessable and free from all taxes, liens and charges of any nature whatsoever.

                          (g)     As used in this subparagraph (vii), the term
"Closing Price" on any day shall mean the reported closing sales price per share of Common Stock on the principal national securities exchange or the Nasdaq National Market on which the shares of Common Stock are at the time listed or traded on such day. In case no such sale takes place on a day, the Closing Price shall be the average of the reported closing bid and asked prices, or, if the shares of Common Stock shall not be so listed, the average of the high bid and low ask prices in the over-the-counter market as reported by the National Association of Securities Dealers' Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or any successor thereof, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. The term "Trading Day" shall mean a day on which the principal national securities exchange or the Nasdaq National Market on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on any national securities exchange or the Nasdaq National Market, a Monday, Tuesday, Wednesday, Thursday, or Friday on which banking institutions in the City of Dallas, State of Texas, are not authorized or obligated by law or executive order to close.

                          (h)     Upon conversion of Series D, the rights of
holders of shares so converted will be limited to the right to receive shares of Common Stock at the Conversion Price then in effect, plus an amount equal to any accrued and unpaid dividends.





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         (viii)  Mandatory Conversion.  The Series D shall be automatically converted into Common Stock in the event that High River Limited Partnership, a Delaware limited partnership, and any other person or entity controlled by, under common control with or controlling High River (collectively, the "High River Affiliates"), own less than 7.5% of the Common Stock on a fully diluted basis. To determine the percentage that the High River Affiliates own as of any day, the number of shares of Common Stock owned by the High River Affiliates on a fully diluted basis (assuming conversion of all preferred stock of the Company owned by the High River Affiliates and exercise of all outstanding options and warrants exercisable for Common Stock owned by the High River Affiliates) as of such day shall be divided by ______________________ (the "Denominator")*; provided, however, that prior to making such calculations, the Denominator shall be adjusted in accordance with the applicable adjustment provisions of all the preferred stock (including, in the case of the Series D, the applicable provisions of section (vii)(e)), options and warrants, if any events triggering the application of such antidilution provisions have occurred since such date that resulted in an adjustment to the number of shares of Common Stock on a fully diluted basis owned by the High River Affiliates.

           (ix)  Voting Rights.

                          (a)     The holders of Series D shall not be entitled
to vote except as required by applicable law or as provided herein.

                          (b)     Holders of a majority of the outstanding
shares of Series D (voting together as one class) shall be entitled to appoint one member to the Company's Board of Directors.

                          (c)     The Company may not, without the affirmative
vote or consent of the director designated by the holders of Series D, file a voluntary petition under federal or state bankruptcy laws.





__________________________________

* The number of shares of the Common Stock on a fully diluted basis (assuming conversion of all preferred stock of the Company and exercise of all outstanding options and warrants exercisable for Common Stock owned by all holders) on the day after the purchase of the Shares; provided, however, if an Alternative Closing occurs under the terms of the Stock Purchase Agreement pursuant to which the Series D is issued, Section (viii), Mandatory Conversion, shall be modified in the Certificate of Designations executed by the Company to provide an adjustment mechanism to the denominator in case a second Alternative Closing occurs under the terms of the Stock Purchase Agreement. That adjustment shall specify that the denominator established at the time of the first Closing shall be adjusted for the second Alternative Closing by adding to the Denominator only the number of shares received by High River Affiliates in the Alternative Closing on a fully diluted basis (assuming conversion of all preferred stock of the Company owned by the High River Affiliates and the exercise of all outstanding options and warrants exercisable for Common Stock owned by the High River Affiliates).



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                          (d)     Holders of a majority of the outstanding
shares of Series D (voting together as one class) shall have the right, upon written notice to the Company sent in accordance with Section (xii), to choose to appoint up to that number of directors that would equal one-half ( 1/2) of the directors, plus one member, of the Company's Board of Directors (including the director previously appointed by such holders pursuant to subsection (b) above) and to fill any vacancies that may later occur in such positions by reason of the death, disability, resignation or removal of such directors;

                                  (A)      If an involuntary case under federal
bankruptcy laws or any other applicable federal or state insolvency or similar law is commenced against the Company (including a case for the appointment of a receiver, liquidator, custodian, trustee or similar official for the Company or its assets) which does not seek emergency or expedited relief and such case is not dismissed or stayed within fifteen (15) days of the commencement thereof, or if a petition is filed under such laws seeking emergency or expedited relief against the Company, provided, however, that a filing shall be deemed not to have occurred with respect to any emergency or expedited relief petition for purposes of this clause: (i) if the Company prevails on such petition, or (ii) if temporary relief is granted with respect to such petition but no permanent relief is granted, in the event the Company provides to holders within ten (10) business days of the grant of such temporary relief, an opinion of counsel (being a firm of substantial size and of good repute) which, without reservation, states that the Company will prevail on the petition for permanent relief. In the event that Company counsel should withdraw its opinion or should the Company thereafter not prevail on the petition for permanent relief, the filing will be deemed to have taken place for purposes of this clause; or

                                  (B)      If a default shall have occurred
under any note or other evidence of indebtedness of the Company with a principal amount outstanding in any one case of at least $10,000,000 or if defaults shall have occurred under more than one note or other evidences of indebtedness of the Company with outstanding principal amounts aggregating at least $10,000,000, and one of the following events shall have occurred: (i) such indebtedness is already due and payable in full by reason of failure to pay the indebtedness and such default shall not have been cured for a period of thirty (30) days after occurrence of the default; (ii) the Company has received notice of the acceleration of the maturity of such indebtedness and such acceleration notice has not been rescinded within fifteen (15) days of the receipt by the Company of such notice of acceleration; or (iii) the Company has received a notice of foreclosure on the collateral granted as security to the creditor of such indebtedness, and such notice of foreclosure has not been rescinded within five (5) days of the receipt by the Company of such notice or the scheduled date of sale in such notice is less than five (5) days after the date of receipt of such notice of foreclosure.

         The Company shall promptly give written notice to the holders of Series D of the occurrence of any events that trigger the rights of the holders to elect one-half of the directors, plus one member, of the Company's Board of Directors, although the failure to give such notice shall not be determinative of whether any such event has occurred.





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                          (e)     So long as any shares of Series D are
outstanding, the Company shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of a majority of the shares of Series D outstanding, voting separately as a class, to (i) amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws of the Company so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series D, including but not limited to amending the Certificate of Incorporation or Bylaws to provide that actions by the Board of Directors require more than the vote of a majority of the members of the Board of Directors, (ii) authorize or issue, or increase the authorized number of shares of, the Series D, any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior or equal to the Series D upon liquidation or winding up of the Company except as is permitted by the Certificate of Designations of the Series B Preferred Stock and Series C Preferred Stock of the Company, or (iii) effect any reclassification of the Series D; provided, however, that no such consent of the holders of Series D shall be required if, at or prior to the time when such amendment, alteration, or reclassification is to take effect, provision is made for the redemption of all shares of Series D at the time outstanding. Subject to these limitations, additional classes of preferred stock may be designated and issued from time to time in one or more series with such designations, voting powers, or other preferences and relative rights or qualifications as are determined by the Board of Directors.

             (x) No Preemptive Rights. The holders of shares of Series D shall have no preemptive rights with respect to any securities of the Company.

             (xi) Other Rights. The shares of Series D shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

            (xii) Notices. Except as otherwise provided in the event of conversion of shares of Series D under subparagraph (vii)(b) hereof, all notices or other communications required hereby shall be in writing and shall be sent either (a) by courier, or (b) by telecopy as well as by registered or certified mail, and shall be regarded as properly given in the case of a courier upon actual delivery to the proper place of address; in the case of telecopy, on the day following the date of transmission if properly addressed and sent without transmission error to the correct number and receipt is confirmed by telephone within 48 hours of the transmission; in the case of a letter for which a telecopy could not be successfully transmitted or receipt of which could not be confirmed as herein provided, three (3) days after the registered or certified mailing date if the letter is properly addressed and postage prepaid; and shall be regarded as properly addressed if sent to the parties or their representatives at the addresses given below:

    To the Company:               4925 Greenville Ave., Ste. 1400
                                  Dallas, TX 75206
                                  Attn:  Miles D. Bender
                                  Phone:  (214) 692-9211
                                  Facsimile:  (214) 692-9310





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
    To the Holder:                High River Limited Partnership
                                  c/o Icahn Associates Corp.
                                  114 West 47th Street
                                  Suite 1925
                                  New York, NY 10036
                                  Attention:  Mr. Carl C. Icahn
                                  Facsimile: (212) 921-3359

    With Copy to:                 Mr. Marc Weitzen
                                  Gordon Altman Butowsky Weitzen Shalov & Wein
                                  114 West 47th Street
                                  New York, New York  10036


or such other address as any of the above may have furnished to the other parties in writing by registered mail, return receipt requested.

         IN WITNESS WHEREOF, we have signed this certificate on the _____ day of ________________, 199_, and we acknowledge and affirm that the instrument is the act and deed of the Company, and that the facts contained herein are true.

NATIONAL ENERGY GROUP, INC.,
a Delaware corporation



Attest:                              By:
         ------------------------       -------------------------------
           Randall A. Carter            Miles D. Bender
           Secretary                    President and Chief Executive
                                        Officer





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